Exhibit 10.2

CONTRACTOR AGREEMENT

This Contractor Agreement, dated as of June 1, 2021, is entered into by and between:

Yuanjiu Inc., having its registered office at 4F., No. 118, Sec. 1, Neihu Rd., Neihu District, Taipei City 114, Taiwan, a company duly incorporated under the laws of Taiwan, Republic of China (“Yuanjiu”),

and

Aerkomm Inc., a company duly incorporated under the laws of the State of Nevada, United States of America (“Aerkomm”).

WHEREAS:

Aerkomm specializes, among other things, in connectivity solutions, including but not limited to, for the aviation and maritime sectors.

Yuanjiu acts, among other things, as a one-stop-shop maintenance solutions and services provider for commercial aviation, serving customers in Asia.

Both Aerkomm and Yuanjiu wish to expand their businesses to new territories and new products.

THEREFORE:

The parties agree as follows:

1. CONTRACTOR STATUS

1.1 The parties expressly intend that Yuanjiu is a contractor and not an employee, agent, joint venturer or partner of Aerkomm, or any of its subsidiaries or affiliates, for any purpose whatsoever. Yuanjiu will determine the method, details and means of performing the services set forth in this Agreement. None of the provisions of this Agreement shall be interpreted or construed as creating or establishing a relationship of employer and employee between Yuanjiu and Aerkomm, or any of its subsidiaries or affiliates, for any purpose whatsoever.

1.2 Yuanjiu acknowledges and understands that during the term of this Agreement Aerkomm may from time to time contract with others to perform similar services.

1.3 Notwithstanding any other provision in this Agreement, Yuanjiu does not have the power to enter into any contracts on behalf of Aerkomm or any of its subsidiaries or affiliates, and, without limiting the generality of the foregoing, to authorize any borrowing, financial commitments, lending, pledging, selling, assigning or employment by Aerkomm or any of its subsidiaries or affiliates.

2. SERVICES TO BE PERFORMED BY YUANJIU

2.1

2.2 Yuanjiu will determine the method, details and means of performing the service referred to in paragraph 2.1, provided, however, that Aerkomm retains the right to approve or disapprove the activities of Yuanjiu in connection with the foregoing services. Yuanjiu shall immediately cease any activity disapproved of by Aerkomm.

2.3 Aerkomm will make available to Yuanjiu sales and marketing materials reasonably requested by Yuanjiu in order for Yuanjiu to carry out its obligations under this Agreement. Aerkomm may, at its sole discretion, make available and provide Yuanjiu, at Yuanjiu’s request and free of any charge or fee, with any software, information, documentation, resources and/or equipment relating to Aerkomm’s business for use by Yuanjiu during any trade shows or meetings which Yuanjiu may attend in furtherance of this Agreement.

3. FURTHER OBLIGATIONS OF YUANJIU

3.1 Yuanjiu shall be solely responsible for providing its own insurance, including third party liability insurance.

3.2 Except as set forth in paragraph 2.3, Yuanjiu shall be solely responsible for providing all tools, materials and equipment necessary for completion of its obligations under this Agreement.

3.3 Upon termination of this Agreement for any reason whatsoever, Yuanjiu shall immediately return to Aerkomm all equipment, documentation, information and other property provided by Aerkomm or any of its subsidiaries or affiliates, without retaining any copy, specifically including, but not limited to, any software, information, documentation, resources and/or equipment referred to in paragraph 2.3 or otherwise received by Yuanjiu from or on behalf of Aerkomm.

4. COSTS

4.1 Costs incurred pursuant to this Agreement shall be divided as set out in Appendix 1.

5. COMPENSATION

5.1 Compensation to each of Aerkomm and Yuanjiu pursuant to this Agreement shall be as set out in Appendix 1.

6. REPORTING

Yuanjiu shall report directly to the Chief Executive Officer of Aerkomm. Yuanjiu shall make monthly reports to the management of Aerkomm, and/or such other persons as Aerkomm may direct, of its activities and planned activities pursuant to this Agreement. Yuanjiu acknowledges that such reporting may be to employees or directors of companies which are subsidiaries or affiliates of Aerkomm.

7. TERMINATION OF AGREEMENT

7.1 Notwithstanding any other provision of this Agreement, this Agreement shall terminate automatically on the occurrence of any of the following events, whichever occurs the earliest (the “Termination Date”): (a) December 31, 2024; (b) Yuanjiu’s bankruptcy, dissolution or otherwise winding up of its business or affairs, (c) arrest of any officer or director of Yuanjiu and his or her charge, or the charge of Yuanjiu, with any serious crime, (d) assignment of this Agreement or any duties or obligations under this Agreement by either party without the express written consent of the other party, or (e) termination pursuant to paragraphs 7.2 or 7.3.

7.2 Should Aerkomm default in the performance of this Agreement, or materially breach any of its provisions, Yuanjiu may terminate this Agreement immediately by giving written notice to Aerkomm.

7.3 Should Yuanjiu default in the performance of this Agreement, or materially breach any of its provisions, Aerkomm may terminate this Agreement immediately by giving written notice to Yuanjiu.

7.4 In the event of a termination of this Agreement prior to December 31, 2024, the sole financial obligation of either party shall be to pay any amounts then due under Section 4 and any amounts then due under Section 5.

8. FOREIGN CORRUPT PRACTICES ACT COMPLIANCE

Aerkomm advises Yuanjiu that the United States Foreign Corrupt Practices Act (“FCPA”) prohibits any offer, payment, promise to pay, or authorization of the payment of money or anything of value (including money, gifts, preferential treatment and any other sort of advantage), either directly or indirectly, by a United States person, including Aerkomm, or any of its contractors, such as Yuanjiu, subsidiaries, affiliates or agents, to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

Yuanjiu understands and agrees that Yuanjiu may not and will not, directly or indirectly, offer, promise, grant or authorize the giving of money or anything else of value to any person, while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to a foreign official to influence the foreign official in his or her official capacity, induce the foreign official to do or omit to do an act in violation of his or her lawful duty, or to secure any improper advantage in order to assist in obtaining or retaining business for or with, or directing business to, any person.

Yuanjiu understands that these legal restrictions apply fully to Yuanjiu with regard to Yuanjiu’s activities in the course of or in relation to Yuanjiu’s retention by Aerkomm. Yuanjiu represents and warrants that Yuanjiu fully understands and will act in accordance with all applicable laws regarding anti-corruption, including the FCPA, the U.K. Bribery Act, and any other applicable national, state and international laws related to anti-corruption. Yuanjiu agrees that it will not take any action which would cause Aerkomm to be in violation of the FCPA or any other applicable anti-corruption law, regulation or Aerkomm policy or procedure.

Yuanjiu further represents and warrants that Yuanjiu will know and understand, and act in accordance with, all Aerkomm policies and procedures related to anti-corruption and business conduct. Yuanjiu agrees to attend all mandatory compliance training. Yuanjiu undertakes to duly notify Aerkomm if Yuanjiu becomes aware of any such violation of Aerkomm policies or procedures, or any other violation of law, committed by Yuanjiu or any other person or entity, and to indemnify Aerkomm for any losses, damages, fines and/or penalties which Aerkomm may suffer or incur arising out of or incidental to any such violation committed by Yuanjiu. Yuanjiu also represents and warrants that Yuanjiu will disclose to Aerkomm if any employee, officer or director of Yuanjiu, or any member of their family, is an official of a foreign government or foreign political party, or is a candidate for foreign political office.

In case of any breach of this Section 8, Aerkomm may suspend or terminate this Agreement at any time without notice, indemnity or further obligation to Yuanjiu by Aerkomm.

9. CONFIDENTIALITY

9.1 For purposes of this Agreement, “Confidential Information” includes any information in any form or medium, including without limitation written records, documents, computer-readable disks, tapes, printouts, sound recordings, photographs, reproductions, sketches, notes, or copies or excerpts of them, or other documents or materials that Aerkomm considers (acting at all times reasonably and in good faith) confidential, whether or not marked as confidential. Confidential Information includes inventions, software, source code, object code, algorithms, procedures, databases, compilations, technical data, formulas, theories, methods, equipment, samples, designs, data, specifications, drawings, blueprints, prototypes, models, business plans, customer lists, contacts and information, sales and marketing reports, proposals, prices, costs, personnel and payroll records, mailing lists, accounting records, and other trade secrets and information concerning the businesses and other ventures which Aerkomm or Yuanjiu or their respective subsidiaries or affiliates now operate or may operate in the future.

9.2 In regard to the above, Yuanjiu agrees as follows:

(a) during the term of this Agreement, Yuanjiu will not disclose or make use of any Confidential Information of Aerkomm or its subsidiaries or affiliates except as authorized in writing by Aerkomm;

(b) after the termination of this Agreement, Yuanjiu will not disclose or make use of any Confidential Information of Aerkomm or its subsidiaries or affiliates for any purpose, either on its own behalf or on behalf of another person, entity or business;

(c) during the term of this Agreement, Yuanjiu will not provide to Aerkomm or make use of any trade secrets or other confidential information belonging to a third party without the express written approval of both Aerkomm and such third party;

(d) Yuanjiu represents that it, and none of its employees, officers or directors, is not subject to any confidentiality, non-competition or other agreement with any third party that would conflict with this Agreement or prevent Yuanjiu from performing all its obligations under this Agreement;

(e) upon demand by Aerkomm or upon termination of this Agreement for any reason, Yuanjiu will immediately assemble all property and records of Aerkomm or its subsidiaries or affiliates in its possession or under its control, including all copies, excerpts, derivations and duplications thereof and all Confidential Information of Aerkomm or its subsidiaries or affiliates, and return them promptly and unconditionally to Aerkomm; and

(f) Yuanjiu agrees that during the term of this Agreement and for a period of one (1) year after the Termination Date, it will not, either directly or indirectly, for itself or for any other person or entity, hire, solicit or induce any independent contractor, consultant or employee of Aerkomm or its subsidiaries or affiliates to leave their employment or engagement or to cease doing business with Aerkomm or its subsidiaries or affiliates.

9.3 In regard to the above, Aerkomm agrees as follows:

(a) during the term of this Agreement, Aerkomm will not disclose or make use of any Confidential Information of Yuanjiu or its subsidiaries or affiliates except as authorized in writing by Yuanjiu;

(b) after the termination of this Agreement, Aerkomm will not disclose or make use of any Confidential Information of Yuanjiu or its subsidiaries or affiliates for any purpose, either on its own behalf or on behalf of another person, entity or business;

(c) during the term of this Agreement, Aerkomm will not provide to Yuanjiu or make use of any trade secrets or other confidential information belonging to a third party without the express written approval of both Yuanjiu and such third party;

(d) Aerkomm represents that it, and none of its employees, officers or directors, is not subject to any confidentiality, non-competition or other agreement with any third party that would conflict with this Agreement or prevent Aerkomm from performing all its obligations under this Agreement;

(e) upon demand by Yuanjiu or upon termination of this Agreement for any reason, Aerkomm will immediately assemble all property and records of Yuanjiu or its subsidiaries or affiliates in its possession or under its control, including all copies, excerpts, derivations and duplications thereof and all Confidential Information of Yuanjiu or its subsidiaries or affiliates, and return them promptly and unconditionally to Yuanjiu; and

(f) Aerkomm agrees that during the term of this Agreement and for a period of one (1) year after the Termination Date, it will not, either directly or indirectly, for itself or for any other person or entity, hire, solicit or induce any independent consultant, consultant or employee of Yuanjiu or its subsidiaries or affiliates to leave their employment or engagement or to cease doing business with Yuanjiu or its subsidiaries or affiliates.

10. TRADE SECRETS

10.1 Yuanjiu covenants and agrees with Aerkomm that it will not at any time, including after the Termination Date, without the prior written consent of Aerkomm, directly or indirectly use or disclose to any person, except duly authorized officers or directors of Aerkomm or its subsidiaries or affiliates entitled thereto, any trade secret, business data or other information acquired by Yuanjiu by reason of Yuanjiu’s involvement and association with Aerkomm.

10.2 Aerkomm covenants and agrees with Yuanjiu that it will not at any time, including after the Termination Date, without the prior written consent of Yuanjiu, directly or indirectly use or disclose to any person, except duly authorized officers or directors of Yuanjiu or its subsidiaries or affiliates entitled thereto, any trade secret, business data or other information acquired by Aerkomm by reason of Aerkomm’s involvement and association with Yuanjiu.

10.3 As it is recognized by all the parties to this Agreement that irreparable damage would result from any violation of paragraphs 10.1 and 10.2, it is expressly agreed that, in addition to any and all of the remedies available to it, each party will have the immediate remedy of injunction or such other equitable relief as may be decreed or issued by any arbitral panel or court of competent jurisdiction to enforce paragraph 10.1 or 10.2.

10.4 In the event that any clause or operation of paragraphs 10.1, 10.2 or 10.3 is unenforceable or declared invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining portions of paragraphs 10.1, 10.2 or 10.3 and such unenforceability or invalidity will be severable from such paragraphs and this Agreement.

11. NON-COMPETE CLAUSE

11.1 Yuanjiu shall not own, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of Aerkomm or its subsidiaries or affiliates or such other business activity in which Aerkomm or its subsidiaries or affiliates may substantially engage during the term of this Agreement.

11.2 For a period of one (1) year after the Termination Date, Yuanjiu shall not, directly or indirectly, in Asia and Australasia, manage, operate, consult or be employed in a business substantially similar to, or competitive with, the present business of Aerkomm or its subsidiaries or affiliates or such other business activity in which Aerkomm or its subsidiaries or affiliates may substantially engage during the term of this Agreement. This post-contractual non-competition provision is included because Aerkomm may, in reliance on this provision, provide Yuanjiu access to trade secrets, customers and other confidential data, technologies, proprietary management or production methods, sensitive information regarding Aerkomm accounts, future products, marketing plans and good will. Yuanjiu acknowledges that sharing of such trade secrets, proprietary technology and valuable relationships, inter alia, would cause irreparable material damage to Aerkomm. Yuanjiu agrees to treat said information as confidential and not to use said information on its own behalf or disclose same to any third party. Yuanjiu also agrees to take reasonable security measures to prevent accidental disclosure.

11.3 Yuanjiu acknowledges and agrees that any actual or potential opportunity within the scope of business of Aerkomm, which comes to the attention of Yuanjiu during the term of this Agreement, shall be made available to Aerkomm.

11.4 In the event that any clause or operation of paragraph 11.2 is unenforceable or declared invalid for any reason whatever, such unenforceability or invalidity will not affect the enforceability or validity of the remaining portions of paragraph 11.2 and such unenforceability or invalidity will be severable from such paragraph and this Agreement.

Agreement.

12. INDEMNIFICATION

12.1 Yuanjiu shall hold harmless and indemnify Aerkomm against any and all liability imposed or claimed, including attorneys’ fees and other legal expenses, arising directly or indirectly from any act or failure of Yuanjiu, including all claims relating to the injury, disability or death of any person, or damage to any property suffered or experienced in the course of fulfilling Yuanjiu’s obligations under this Agreement, except if and to the extent that such liability arises or results from Aerkomm’s or its employees’ or agents’ fraud, willful default or gross negligence.

12.2 Yuanjiu will indemnify and hold harmless Aerkomm from and against:

(a) any and all liabilities, whether accrued, absolute, contingent or otherwise, in regard to any taxes, government withholdings and similar liabilities or deductions for amounts paid to Yuanjiu;

(b) any and all damage or deficiencies resulting from any misrepresentation or material breach of this Agreement by Yuanjiu; and

(c) any and all actions, suits, proceedings, demands, assessments, judgments, costs and attorneys’ fees and other legal expenses incident to any of the foregoing.

12.3 Aerkomm shall hold harmless and indemnify Yuanjiu against any and all liability imposed or claimed, including attorneys’ fees and other legal expenses, arising directly or indirectly from any act or failure of Aerkomm, including all claims relating to the injury, disability or death of any person, or damage to any property suffered or experienced in the course of fulfilling Aerkomm’s obligations under this Agreement, except if and to the extent that such liability arises or results from Yuanjiu’s or its employees’ or agents’ fraud, willful default or gross negligence.

12.4 Aerkomm will indemnify and hold harmless Yuanjiu from and against:

(a) any and all liabilities, whether accrued, absolute, contingent or otherwise, in regard to any taxes, government withholdings and similar liabilities or deductions for amounts paid to Aerkomm;

(b) any and all damage or deficiencies resulting from any misrepresentation or material breach of this Agreement by Aerkomm; and

(c) any and all actions, suits, proceedings, demands, assessments, judgments, costs and attorneys’ fees and other legal expenses incident to any of the foregoing.

13. GENERAL PROVISIONS

13.1 Entire Agreement. This Agreement supersedes any and all agreements, either oral or in writing, with respect to the services of Yuanjiu, and contains all of the covenants and agreements with respect to such services in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducement, promises or agreements, oral or otherwise, with regard to this Agreement or the services to be rendered under it have been made by anyone which are not embodied herein. Any modification of this Agreement, including to extend or bring forward the date referred to in paragraph 7.1(a), must be made in writing and signed by both Yuanjiu and Aerkomm. Without limiting the foregoing, the “Memorandum of Understanding for an Independent Contractor Agreement” between Aerkomm and Yuanjiu dated as of April 18, 2021 is null and void.

13.2 Partial Invalidity. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way. The parties shall use all reasonable endeavors to replace the invalid, void or unenforceable provision by a valid provision the effect of which is as close as possible to the intended effect of the invalid, void or unenforceable provision.

13.3 Headings. The headings in this Agreement form no part of the agreement between the parties and will be deemed to have been inserted for convenience only and will not affect the construction hereof.

13.4 Advice of Counsel. The parties each agree that they have consulted with counsel of their choosing, or have been given a reasonable opportunity to consult with counsel of their choosing and voluntarily have elected not to do so, prior to entering into this Agreement

13.5 Voluntary Agreement. The parties agree, represent and declare that they have carefully read this Agreement, know the contents of this Agreement, and that they sign this Agreement freely and voluntarily.

13.6 Notices. Any notices required by this Agreement to be given shall be delivered personally or mailed as follows:

To Yuanjiu:	the registered office for the time being of Yuanjiu

To Aerkomm:	Aerkomm Malta Ltd

C3006 Balluta Terrace

St. Julian’s Ramp

St. Julian’s STJ 1062

Malta

with a copy to:

CFO, Aircom Pacific, Inc.

44043 Fremont Blvd

Fremont, California 94538-6045

USA

or as otherwise notified to the other party from time to time.

13.7 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, USA, exclusive of conflict or choice of law rules.

13.8 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, including the formation, interpretation, breach or termination thereof, including whether the claims asserted are arbitrable, will be referred to and finally determined by arbitration in accordance with the JAMS International Arbitration Rules as those Rules exist on the effective date of this Agreement. Any arbitration arising out of or related to this Agreement shall be conducted in accordance with the JAMS Efficiency Guidelines for the Pre-Hearing Phase of International Arbitrations and the Expedited Procedures set forth in the JAMS International Arbitration Rules, including Article 22 of those Rules.

The Tribunal will consist of one (1) arbitrator. The place of arbitration will be San José, California, USA. The language to be used in the arbitral proceedings will be English. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party to any arbitration arising out of or related to this Agreement shall bear its own legal fees and costs of arbitration.

In any arbitration arising out of or related to this Agreement, the arbitrator is not empowered to award punitive or exemplary damages, except where permitted by statute, and the parties waive any right to recover any such damages. In any arbitration arising out of or related to this Agreement, the arbitrator may not award any incidental, indirect or consequential damages, including damages for lost profits.

The parties shall maintain the confidential nature of any arbitration proceeding, including the Hearing, and the Award except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an Award or its enforcement, or unless otherwise required by law or judicial decision.

The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding the provision in paragraph 13.4 with respect to applicable substantive law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C., Secs. 1-16).

13.9 Counterparts. This agreement may be signed in counterparts, and a facsimile or PDF signature has the same effect as an original signature.

13.10 Survival of provisions. The provisions of paragraph 7.4, Section 9, Section 10, Section 11, Section 12 and Section 13 and Part C of Appendix 1 shall survive the termination of this Agreement.

Aerkomm Inc.

By:	/s/ Louis Giordimaina
Name: Louis Giordimaina
Title: CEO

Yuanjiu Inc.

By:	/s/ Albert Hsu
Name: Albert Hsu
Title: Chairman